EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-149439 on Form S-3, and Registration Statements No. 333-145747, 333-135577, 333-68319, 333-80641, 333-28019, 333-28021, 333-41353, 333-50013, 333-55969, 333-30160, 333-42828, 333-75820, 333-103252, 333-10427, 333-161638 and 333-178426 on Form S-8 of our reports dated February 27, 2012, relating to the consolidated financial statements and financial statement schedule of Dean Foods Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dean Foods Company for the year ended December 31, 2011.

DELOITTE & TOUCHE LLP

Dallas, Texas

February 27, 2012